AMENDED AND RESTATED REVOLVING CREDIT LOAN & SECURITY
                                    AGREEMENT
                              (ACCOUNTS & INVENTORY)




OBLIGOR #        NOTE #                AGREEMENT DATE     March 25, 1999



CREDIT LIMIT                INTEREST RATE               OFFICER NO./INITIALS
                          Base Rate or Alternative
$15,000,000               Rates (Overnight Cots of
                          Funds Plus 1.75 % or LIBOR       48117   JMG
                          Plus 1.75 % As Set Forth
                          in Addendum A  Hereto)

THIS AGREEMENT is entered into as of March 25, 1999, between Comerica Bank-California ("Bank") as secured party, whose Headquarters Office is 333 Santa Clara Street, San Jose, CA 95113 and Business Resource Group ("Borrower"), a corporation whose chief executive office is located at 2150 North First Street, San Jose, California 95131.

The parties agree as follows:

1..     DEFINITIONS.

1.1 "Agreement" as used in this Agreement means and includes this Amended and Restated Revolving Credit Loan & Security Agreement (Accounts & Inventory), any concurrent or subsequent rider hereto and any extensions, supplements, amendments or modifications hereto and to any such rider.

1.2 "Bank Expenses" as used in this Agreement means and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting the Receivables (whether or not suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought.

1.3 "Base Rate" as used in this Agreement means that variable rate of interest so announced by Bank at its headquarters office in San Jose, California as its "Base Rate" from time to time and which serves as a basis upon which effective rates of interest are calculated for those loans making reference thereto.

1.4 "Borrower's Books" as used in this Agreement means and includes all of Borrower's books and records including but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities, Receivables, business operations or financial conditions, and all information relating thereto; computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

1.5 "Borrower's Receivables" means Receivables owned by Borrower now or in the future.


1.6 "Cash Flow" as used in this Agreement means, for any applicable period of determination, the Net Income (after deduction for income taxes and other taxes of such person determined by reference to income or profits of such person) for such period, plus, to the extent deducted in computation of such Net Income, the amount of depreciation and amortization expenses and the amount of deferred tax liability during such period, all as determined in accordance with GAAP. Cash Flow will be determined on a rolling four (4) quarter basis, beginning with the quarter ending April 30,1999.

1.7 "Cash Flow Coverage Ratio" as used in this Agreement means the ratio, as of any applicable period of determination, the numerator of which is net income plus depreciation plus amortization plus (or minus) the increase (or decrease) in the deferred tax liability minus dividends, at the greater of net income times the highest prevailing personal tax rate, and the denominator of which is the current portion of long term debt plus the current portion of capital lease payments for the same period of determination.

1.8 "Collateral" as used in this Agreement means and includes each and all of the following: the Receivables; the Intangibles; the negotiable collateral, the Inventory; all money, deposit accounts and all other assets of Borrower or Guarantor, as the case may be, in which Bank receives a security interest or which hereafter come into the possession, custody or control of Bank; and the proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral and any and all Receivables, Intangibles, negotiable collateral, inventory, equipment, money, deposit accounts or other tangible and intangible property of Borrower resulting from the sale of other disposition of the Collateral, and the proceeds thereof. Notwithstanding anything to the contrary contained herein, Collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Bank.

1.9 "Consolidated Inventory" as used in this Agreement means the combined Borrower's and Guarantor's Inventory.

1.10 "Consolidated Receivables" as used in this Agreement means the combined Borrower's Receivables and Guarantor's Receivables.

1.11 "Credit" as used in this Agreement means all Obligations, except those obligations arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.

1.12 "Current Assets" as used in this Agreement means, as of any applicable date of determination, all cash, non-affiliated customer receivables, United States government securities, claims against the United States government, and inventories.

1.13 "Current Liabilities" as used in this Agreement means, as of any applicable date of determination (I) all liabilities of a person that should be classified as current in accordance with GAAP; plus (ii) all amounts outstanding at any time under this Agreement, the Term Note and under any loans that Bank has made or may now or hereafter make to Borrower; plus (iii) to the extent not otherwise included, all liabilities of Borrower to any of its affiliates whether or not classified as current in accordance with GAAP.

1.14 "Daily Balance" as used in this Agreement means the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.

1.15 "Effective Tangible Net Worth" as used in the Agreement means net worth as determined in accordance with GAAP consistently applied, increased by Subordinated Debt, if any, and decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses, trade receivables converted to notes, money due from affiliates (including officers, directors, subsidiaries and commonly held companies).

1.16 "Event of Default" as used in this Agreement means those events described in Section 7 contained herein below.


1.17    "Fixed Charges" as used in this Agreement means and includes, for any applicable period of determination, the sum, without duplication, of (a) all interest paid or payable during such period by a person on debt of such person, plus (b) all payments of principal or other sums paid or payable during such period by such person with respect to debt of such person having a final maturity more than one year from the date of creation of such debt, plus
(c) all debt discount and expense amortized or required to be amortized during such period by such person, plus (d) the maximum amount of all rents and other payments paid or required to be paid by such person during such period under any lease or other contract or arrangement providing for use of real or personal property in respect of which such person is obligated as a lessee, use or obligor, (e) all loans or other advances made by such person during such period to any Affiliate of such person. The applicable period of
determination will be   N/A     , beginning with the period from   N/A ,
19____  to      N/A     , 199    .

1.18 "Formula" as used in this Agreement means the sum of (1) eighty percent (80.00%) of the net of Consolidated Receivables after deducting therefrom all payments, adjustments and credits applicable thereto; and (2) thirty percent (30.00%) of the advances against Consolidated Inventory made pursuant to the Inventory Rider, and other rider, amendment or modification to this Agreement, that may now or hereafter be entered into by Bank and Borrower.

1.19 "GAAP" as used in this Agreement means as of any applicable period, generally accepted accounting principles in effect during such period.

1.20 "Guarantor" as used in this Agreement means, collectively, RN Acquisition Corp. and OFN, Inc.

1.21 "Guarantor's Books" as used in this Agreement means and includes all of Guarantor's books and records including but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Guarantor's assets, liabilities, Receivables, business operations or financial conditions, and all information relating thereto; computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

1.22 "Guarantor's Receivables" means Receivables owned by Guarantor now or in the future.

1.23 "Guaranty" as used in this Agreement means, collectively, that certain Guaranty (RN Acquisition Corp.) and that certain Guaranty (OFN, Inc.), each of even date herewith.

1.24 "Insolvency Proceeding" as used in this Agreement means and includes any proceeding or case commenced by or against Borrower, or any guarantor of Borrower's Obligations, or any borrower's account debtors, under any provisions of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking reorganization, arrangement or any other relief under the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

1.25 "Intangibles" as used in this Agreement means and includes all Borrower's present and future general Intangibles and other personal property (including, without limitation, any and all rights in any legal proceeding, goodwill, patents, trade names, copyrights, trademarks, blueprints, drawings, purchase orders, computer programs, computer disks, computer tapes, literature, reports, catalogs and deposit accounts) other than goods and Receivables, as well as Borrower's Books relating to any of the foregoing.

1.26 "Inventory" as used in this Agreement means and includes all present and future inventory in which Borrower or Guarantor has any interest, including, but not limited to, goods held by Borrower or Guarantor for sale or lease or to be furnished under a contract of service and all of Borrower's or Guarantor's present and future raw materials, work in process, finished goods, advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower or Guarantor by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

1.27 "Inventory Rider" as used in this Agreement means that certain Inventory Rider of even date herewith, as same may be amended hereafter, executed by Borrower and Guarantor.

1.28 "Judicial Officer or Assignee" as used in this Agreement means and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.


1.29 "Letter of Credit Subfeature" as used in this Agreement means standby letters of credit issued by Bank for the account of Borrower in an aggregate amount not to exceed at any one time Three Million and 00/100 Dollars ($3,000,000), which Letter of Credit Subfeature shall be used by Borrower to obtain letters of credit having terms not to exceed twelve (12) months and which shall mature not more than forty-five (45) days prior to the maturity date set forth in this Agreement.

1.30 "Net Income" as used in this Agreement means the net income (or loss) of a person for any period determined in accordance with GAAP but excluding in any event:

     (a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

     (b) in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

1.31 "Obligations" as used in this Agreement means and includes any and all loans, advances, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Bank to charge Borrower's account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

1.32 "Permitted Liens" as used in this Agreement means and includes all of the following:

     a0      Liens in favor of Bank securing the Obligations of Borrower or any obligations of Guarantor to Bank;

     b0      Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons imposed without action of such parties, provided that the payment thereof is not yet required;

     c0      Liens incurred or deposits made in the ordinary course of
business of Borrower or Guarantor in connection with workers' compensation, unemployment insurance, social security and other like laws;

     d0      Additional purchase money security interests in the personal property of Borrower or Guarantor acquired after the date of this Agreement with the consent of Bank;

     e0      Any liens existing as of the date hereof as reflected on
Schedule A hereto;

     f0      Leases, subleases, licenses and sublicenses granted to
others in the ordinary course of business not interfering in any material respect with the conduct of the business of Borrower or Guarantor, and any interest or title of a lessor, sublessor, licensor or sublicensor or under any lease, sublease, license or sublicense;

     g0      Liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default;

     h0      Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Borrower or Guarantor;

     i0      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     j0      Liens which constitute rights of set-off of a customary
nature of bankers' liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business; and


     k0      Liens incurred in connection with the extension, renewal or refinancing of the Obligations secured by liens of the type described herein above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the Obligations being extended, renewed or refinanced does not increase.

1.33 "Person" or "person" as used in this Agreement means and includes any individual, corporation, partnership, joint venture, association, trust unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

1.34 "Receivables" as used in this Agreement means and includes all presently existing and hereafter arising accounts, instruments, documents, chattel paper, general intangibles, all other forms of obligations owing to Borrower or Guarantor, all of Borrower's or Guarantor's rights in, to and under all purchase orders heretofore or hereafter received, all moneys due to Borrower or Guarantor under all contracts or agreements (whether or not yet earned or due), all merchandise returned to or reclaimed by Borrower or Guarantor and Borrower's or Guarantor's books (except minute books) relating to any of the foregoing.

1.35 "Report of Accounts Receivable" as used in this Agreement means a report of Borrower's Receivables or Guarantor's Receivables, as the case may be, in form satisfactory to Bank.

1.36 "Subordinated Debt" as used in this Agreement means Indebtedness of Borrower to third parties which has been subordinated to the Obligations pursuant to a subordination agreement in form and content satisfactory to Bank.

1.37 "Subordination Agreement" as used in this Agreement means a subordination Agreement in form satisfactory to Bank making all present and future Indebtedness of the Borrower to third parties subordinate to the Obligations.

1.38 "Surviving Indemnities" as used in this Agreement means any Obligations in the nature of any indemnity, hold harmless or warranty by Borrower or Guarantor in favor of Bank, arising under or pursuant to this Agreement or the Guaranty, which by its terms survives the latest of the following dates (the "Cut-off Date"): (i) the termination of this Agreement or the Guaranty; (ii) the cancellation of all letters of credit; or (iii) the payment of all principal, interest, prepayment penalties, fees and all other Obligations (not in the nature of any indemnity, hold harmless or warranty) due at the time of such payment under this Agreement, provided that there shall be excluded from such indemnity, hold harmless, or warranty obligations all amounts that are due and payable thereunder upon the Cut-off Date.

1.39 "Tangible Net Worth" as used in the Agreement means, as of any applicable date of determination, the excess of

     a. the net book value of all assets of a person (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar tangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over

     b.      Total Liabilities of such person.

1.40 "Term Loan Agreement" as used in this Agreement means that certain Term Loan Agreement of even date herewith, as same may be amended hereafter.

1.41 "Term Note" as used in this Agreement means and includes that certain Variable Rate-Installment Note of even date herewith, as same may be amended hereafter.

1.42 "Total Borrowings" as used in this Agreement means the total principal indebtedness of Borrower to Bank under the Term Note and this Agreement, including, without limitation, any issued and outstanding letters of credit issued under the "Letter of Credit Subfeature".

1.43 "Total Liabilities" as used in this Agreement means the total of all items of Indebtedness, obligation or liability which, in accordance with GAAP consistently applied, would be included in determining the total liabilities of Borrower as of the date total Liabilities is to be determined, including without limitation (a) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired, whether or not the obligations secured thereby shall have been assumed; (b) all obligations which are capitalized lease obligations; and (c) all guaranties, endorsements or other contingent or surety obligations with respect to the Indebtedness of others, whether or not reflected on the balance sheets of Borrower, including any obligation to furnish funds, directly or indirectly through the purchase of goods, supplies, services, or by way of stock purchase, capital contribution, advance or loan or any obligation to enter into a contract for any of the following.

1.44 "Working Capital" as used in this Agreement means, as of any applicable date of determination, Current Assets less Current Liabilities.

1.45 Any and all terms used in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the "Code") as amended.

20.     LOAN AND TERMS OF PAYMENTS

For value received, Borrower promises to pay to the order of Bank such amount, as provided for below, together with interest, as provided for below.

2.1 Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower a principal amount not to exceed at any one time Fifteen Million and 00/100 Dollars ($15,000,000). At such time as the Total Borrowings exceed the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000), then the line of credit plus any issued and outstanding or if not outstanding, unreimbursed letters of credit issued under the Letter of Credit Subfeature shall not be in excess of the amount permitted under the Formula (in which case any amount in excess of that permitted by the Formula shall be referred to herein as an "Overadvance"). Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

2.2 Except as provided in Addendum A hereto, which provides for optional alternative interest rates available to Borrower, the Credit shall bear interest, on the Daily Balance owing, at a rate equal to the Base Rate (the "Rate"). The Credit shall bear interest, from and after the occurrence of an Event of Default but only while such Event of Default is continuing and without constituting a waiver of any such Event of Default, on the Daily Balance owing, at a rate of three (3) percentage points per annum above the Rate. All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty
(360) day year for actual days elapsed.

The Base Rate as of the date of this Agreement is seven and three-quarters percent (7.75%) per annum. In the event that the Base Rate announced is, from time to time hereafter changed, adjustment in the Rate shall be made and based on the Base Rate in effect on the date of such change. The Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again.
The minimum interest payable by Borrower under this Agreement shall in no event be less than N/A per month. All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of the Agreement and Bank may, at its option, elect to treat such interest and any and all Bank Expenses as advances under the Credit, which amounts shall thereupon constitute Obligations and shall thereafter accrue interest at the rate applicable to the Credit under the terms of the Agreement.

2.3 Without affecting Borrower's obligation to repay immediately any Overadvance in accordance with Section 2.1 hereof, Bank has the right to require that all Overadvances shall bear additional interest on the amount thereof at a rate equal to three (3%) percentage points per month in excess of the interest rate set forth in Section 2.2, from the date incurred and for each month thereafter, until the Overadvance no longer exists.

30.     TERM

3.1 This Agreement shall remain in full force and effect until February 15, 2001, or until terminated by notice by Borrower. Notwithstanding the foregoing, after an Event of Default occurs and is continuing, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Obligations shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall have paid all Obligations to Bank in full. Notwithstanding termination, until all Obligations (other than Surviving Indemnities) have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations.

3.2 After termination and when Bank has received payment in full of Borrower's Obligations (other than Surviving Indemnities) to Bank, Bank shall promptly reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security Agreements and security interests given by Borrower to Bank.

40.     CREATION OF SECURITY INTEREST

4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under the Agreement and otherwise created.
Guarantor has granted to Bank a security interest pursuant to those certain Security Agreements (All Assets) of even date herewith. If Bank's security interest in the Collateral, including proceeds, is evidenced by or consists of letters of credit, advances of credit, instruments, money, negotiable documents, chattel paper or similar property (collectively "Negotiable Collateral"), Borrower shall, promptly upon request of Bank, endorse and assign such Negotiable Collateral over to Bank and deliver actual physical possession of the Negotiable Collateral to Bank to the extent possession thereof is reasonably necessary to perfect Bank's security interest therein.

4.2 Bank's security interest in Borrower's Receivables and Guarantor's Receivables shall attach to all Borrower's Receivables and Guarantor's Receivables without further act on the part of Bank, Borrower or Guarantor, as the case may be. Upon request from Bank, Borrower and Guarantor, as the case may be, shall provide Bank with schedules describing all Receivables created or acquired by Borrower or Guarantor, as the case may be, (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), provided, however, the failure of Borrower or Guarantor to execute and deliver such schedules shall not affect or limit Bank's security interest and other rights in and to the Borrower's Receivables and the Guarantor's Receivables. Together with each schedule, Borrower and Guarantor shall furnish Bank with copies of Borrower's or Guarantor's, as the case may be, customers' invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower and Guarantor, as the case may be, warrant the genuineness thereof. After an Event of Default occurs and is continuing, Bank or Bank's designee may notify customers or account debtors to direct all payments of Receivables to Bank but, unless and until Bank does so or gives Borrower other written instructions, Borrower and Guarantor shall collect all Borrower's Receivables and Guarantor's Receivables, respectively, for Bank, receive in trust all payments thereon as Bank's trustee, and, if so requested to do so from Bank, Borrower and Guarantor shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of Inventory are made for cash, after an Event of Default occurs and is continuing, Borrower and Guarantor shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.

4.3 Bank's security interest in Inventory shall attach to all Inventory without further act on the part of Bank, Borrower or Guarantor, as the case may be. After an Event of Default occurs and is continuing, upon Bank's request Borrower and Guarantor, as the case may be, will from time to time at Borrower's or Guarantor's, as the case may be, expense pledge, assemble and deliver such Inventory to Bank's name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank's security interest in some other manner acceptable to Bank. Borrower and Guarantor may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower's or Guarantor's, as the case may be, business. A sale of Inventory in Borrower's or Guarantor's, as the case may be, ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower or Guarantor, as the case may be.

4.4 Borrower and Guarantor, as the case may be, shall execute and deliver to Bank concurrently with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Bank, all financing statements, continuation financing statements, security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interest in the Collateral and in order as is reasonably necessary to fully consummate all of the transactions contemplated under this Agreement. Borrower and Guarantor hereby irrevocably make, constitute and appoint Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's and Guarantor's true and lawful attorney-in-fact with owner to sign the name of Borrower or Guarantor, as the case may be, on any financing statements, continuation financing statement, security agreement or other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral.

Borrower and Guarantor shall make appropriate entries in Borrower's
Books and Guarantor's Books, respectively, disclosing Bank's security interest in Borrower's Receivables and Guarantor's Receivables, respectively. Bank (through any of its officers, employees or agents) shall have the right at any time or times hereafter, upon reasonable prior notice, during Borrower's or Guarantor's, as the case may be, usual business hours, or during the usual business hours of any third party having control over the records of Borrower or Guarantor, as the case may be, to inspect and verify Borrower's Books or Guarantor's Books, as the case may be, in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower's or Guarantor's, as the case may be, financial condition.

4.5 Borrower and Guarantor appoint Bank, effective upon the occurrence of an Event of Default and while such default is continuing hereunder or any other person whom Bank may designate as Borrower's or Guarantor's, as the case may be, attorney-in-fact, with power to endorse Borrower's or Guarantor's, as the case may be, name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Bank's possession; to sign Borrower's or Guarantor's, as the case may be, name on any invoice or bill of lading relating to any Receivables, on drafts against account debtors, on schedules and assignments of Receivables, on verifications of Receivables and on notices to account debtors; and/or to establish a lock box arrangement; to send, whether in writing or by telephone, requests for verification of Receivables; and to do all things reasonably necessary to carry out this Agreement. Borrower and Guarantor, as the case may be, ratify and approve all acts of the attorney-in-fact taken in accordance with this Agreement. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Receivables in which Bank has a security interest remain unpaid and until the Obligations have been fully satisfied.

4.6 After an Event of Default occurs and is continuing Bank may, in order to protect or perfect any security interest which Bank is granted hereunder, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Obligation and shall be payable on demand.

4.7 Borrower agrees that Bank may provide information as reasonably necessary relating to this Agreement or relating to Borrower to Bank's parent, affiliates, subsidiaries and services providers such as attorneys, auditors, document review specialists, and similar service providers.

50.     CONDITIONS PRECEDENT

5.1 As conditions precedent to the funding of the initial loan hereunder, all of the conditions precedent set forth below shall have occurred to the satisfaction of Bank and its counsel unless waived by Bank:


     a. receipt by Bank of (a) this Agreement; (b) the Amended and Restated Libor and Cost of Funds-Overnight Rate Addendum to Amended and Restated Revolving Credit Loan and Security Agreement; (c) the Amended and Restated Equipment Rider; (d) the Amended and Restated Environmental Rider;
(e) the Inventory Rider; (f) the Term Loan Agreement; (g) the Term Note; (h) the Corporate Resolutions and Incumbency Certification-Authority to Procure Loans; (i) the Borrower's Authorizations; (j) the Borrower's Telephone and Facsimile Authorization; (k) the Automatic Loan Payment Authorization; (l) the Agreement to Furnish Insurance; (m) the Security Agreement (All Assets) (OFN, Inc.); (n) the Security Agreement (All Assets) (RN Acquisition Corp.); (o) the Guaranty (OFN, Inc.); (p) the Guaranty (RN Acquisition Corp.); (q) the UCC-1 Financing Statement (OFN, Inc.); (r) the UCC-1 Financing Statement (RN Acquisition Corp.); (s) the Corporate Resolutions and Incumbency Certification-Authority to Support Another's Borrowing (OFN, Inc.); (t) the Corporate Resolutions and Incumbency Certification-Authority to Support Another's Borrowing (RN Acquisition Corp.); and (u) such other documents required by Bank, all duly executed by the appropriate party;

     b. receipt by Bank of financing statements (Form UCC-1) in form satisfactory to Bank for filing and recording with the appropriate governmental authorities;

     c. receipt by Bank of certified extracts from the minutes of the meeting of its board of directors, authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein;

     d. receipt by Bank of a certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business where failure to so qualify would have a material adverse effect on Borrower ;

     e. receipt by Bank of UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

     f. receipt by Bank of UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents for OFN, Inc. and RN Acquisition Corp. which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank's first priority security interest in certain collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

     g. receipt by Bank of evidence that Borrower has obtained insurance and acceptable endorsements;

     h. Borrower shall have taken reasonable action to seek to obtain waivers executed by landlords and mortgages of any real property on which any Collateral is located;

     i. receipt by Bank of pre-loan accounts receivable audit and inventory audit with results satisfactory to Bank;

     j. payment by Borrower of all attorneys' fees and expenses incurred by Bank in preparing and negotiating this Agreement, the Term Note, or any portion thereof, and preparing and/or receiving any documents to be executed in connection therewith;

     k. payment of the annual loan fee in the amount of Fifteen Thousand and 00/100 Dollars ($15,000) for the line of credit associated with this Agreement; and

     l. payment of the loan fee in the amount of Fifteen Thousand and 00/100 Dollars ($15,000) in connection with the Term Note.


60.     WARRANTIES REPRESENTATIONS AND COVENANTS

6.1 If so requested by Bank, Borrower shall, at such intervals designated by Bank, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank. The Formula shall be established in conformity with the Report of Accounts Receivable, if such report is reasonably acceptable to Bank. Bank shall recompute the Formula in conformity with the Report of Accounts Receivable if reasonably acceptable to Bank.


6.2 Bank shall retain its security interest in all Receivables and accounts until all Obligations (other than Surviving Indemnities) have been fully paid and satisfied. Returns and allowances, if any, as between Borrower or Guarantor, as the case may be, and its customers, will be on the same basis and in accordance with the usual customary practices of Borrower or Guarantor, as the case may be, as they exist at this time. After an Event of Default occurs and is continuing hereunder, no material discount, credit or allowance shall be granted to any account debtor by Borrower or Guarantor, as the case may be, and no material return of merchandise shall be accepted by Borrower or Guarantor, as the case may be, without Bank's consent, which shall not be unreasonably withheld. Bank may, after an Event of Default occurs and is continuing, settle or adjust material disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower's account with only the net amounts received by Bank in payment of the accounts, after deducting all Bank Expenses in connection therewith.

6.3 Borrower is in the business of providing work space products, work space product services and work space management services.

6.4 Borrower and Guarantor, as the case may be, warrant, represent, covenant and agree that:

     a. Borrower or Guarantor, as the case may be, has good and marketable title to the Collateral. It is the intention of the parties that Bank has and shall continue to have a first priority perfected security
interest in and to the Collateral.   The Collateral including, without
limitation, the Inventory, Receivables and Intangibles shall at all times remain free and clear of all liens, encumbrances and security interests except Permitted Liens.

     b. All Receivables are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens, claims, encumbrances and security interests (except Permitted Liens and except as may be consented to, in writing, by Bank). Substantially all Receivables are unconditionally owed to Borrower or Guarantor, as the case may be, without material defenses, disputes, offsets, counterclaims, rights of return or cancellation, and Borrower or Guarantor, as the case may be, shall have received no notice of actual or imminent bankruptcy or insolvency of any material account debtor of Borrower or Guarantor, as the case may be, without Borrower or Guarantor, as the case may be, having given notice to Bank within ten (10) days of learning of such actual or imminent bankruptcy or insolvency.

     c. All Receivables shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to, and unconditional acceptance by, the account debtor. Borrower or Guarantor, as the case may be, shall deliver to Bank, as Bank may from time to time require, copies of delivery receipts, customer's purchase orders, shipping instruction, bills of lading and any other evidence of shipping arrangements. Absent such a request by Bank, copies of all such documentation shall be held by Borrower or Guarantor, as the case may be.

6.5 All Receivables are due and payable on reasonable commercial terms applicable to the industry of Borrower or Guarantor, as the case may be.

6.6 Borrower and Guarantor shall keep the Inventory only at the locations specified on Schedule B and the owner or mortgagor of such location are: See Schedule B.

     a. Borrower or Guarantor, as the case may be, upon demand by Bank therefor, shall now and from time to time hereafter, at such intervals as are reasonably requested by Bank, deliver to Bank, designations of Inventory specifying Borrower's or Guarantor's, as the case may be, cost of Inventory, the wholesale market value thereof and such other matters and information relating to the Inventory as Bank may request;

     b. Borrower and Guarantor do now keep and hereafter at all times in all material respects shall keep correct and accurate records itemizing and describing in all material respects the kind, type, quality and quantity of the Inventory, their cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available upon demand to any of Bank's officers, agents and employees for inspection and copying upon reasonable prior notice;

     c. All Inventory, now and hereafter at all times, shall be in all material respects new Inventory of good and merchantable quality free from material defects with the exception of refurbished goods sold in the ordinary course of Borrower's or Guarantor's, as the case may be, business;

     d. Except as listed in Schedule B hereto, Inventory is not now and shall not at any time or times hereafter be located or stored for more than two (2) weeks with a bailee, warehouseman or other third party without Bank's prior written consent. In the event that Inventory is stored or with a Bailee, warehouseman or other third party for more than two (2) weeks, Borrower or Guarantor, as the case may be, will promptly cause any such bailee, warehouseman or other third party to issue and deliver to Bank, in a form acceptable to Bank, warehouse receipts in Bank's name evidencing the storage of Inventory or other evidence of Bank's security interests in the Inventory; and


     e. Upon reasonable prior notice, Bank shall have the right upon demand now and/or at all times hereafter, during Borrower's or Guarantor's, as the case may be, usual business hours, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition and Borrower or Guarantor, as the case may be, agrees to reimburse Bank for Bank's reasonable costs and expenses in so doing.

6.7 Borrower and Guarantor represent, warrant and covenant with Bank that Borrower or Guarantor, as the case may be, will not, without Bank's prior written consent:

     a. Grant a security interest in or permit a lien, claim or encumbrance except Permitted Liens upon any of the Collateral to any person, association, firm, corporation, entity or government agency or instrumentality;

     b. Permit any levy, attachment or restraint to be made affecting any of the assets of Borrower or Guarantor, as the case may be;

     c. Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of the assets of Borrower or Guarantor, as the case may be;

     d. Other than sales of Inventory in the ordinary course of Borrower's or Guarantor's, as the case may be, business, to sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of the assets of Borrower or Guarantor, as the case may be;

     e. Without Bank's prior consent, which shall not be unreasonably withheld, change their respective names, identities or corporate structures; add any new fictitious names, liquidate, merge or consolidate with or into any other business organization;

     f.      Move or relocate any Collateral;

     g. Without Bank's prior consent, which shall not be unreasonably withheld, acquire any other business organization;

     h. Without Bank's prior consent, which shall not be unreasonably withheld, enter into any transaction not in the usual course of Borrower's business in excess of Five Hundred Thousand and 00/100 Dollars ($500,000) in the aggregate per year;

     i. Make any material change in Borrower's financial structure or operations which would adversely affect the ability of Borrower to repay Borrower's Obligations;

     j. Incur any debts outside the ordinary course of Borrower's business except renewals or extensions of existing debts and interest thereof;

     k. Make any advance or loan not in the ordinary course of Borrower's business as currently conducted in excess of Two Hundred Thousand and 00/100 Dollars ($200,000) in principal amount outstanding at any given time;

     l. Make loans, advances or extensions of credit to any Person not in the ordinary course of Borrower's business as currently conducted in excess of Two Hundred Thousand and 00/100 Dollars ($200,000) in principal amount outstanding at any given time, except for sales on open account which are not subject to the restrictions in this paragraph 6.7(l);

     m. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;

     n. (a) Sell, lease, transfer or otherwise dispose in any one year of properties and assets having an aggregate book value of more than One Hundred Thousand and 00/100 Dollars ($100,000) (whether in one transaction or in a series of transactions) except as to the sale of inventory in the ordinary course of business; (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person without Bank's prior consent, which shall not be unreasonably withheld, enter into any reorganization or recapitalization or reclassify its capital stock; or (c) enter into any sale-leaseback transaction;

     o. Subordinate any indebtedness due to it from a person to indebtedness of other creditors of such person without Bank's prior consent, which shall not be unreasonably withheld; or

     p. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan.

6.8 Borrower is not a merchant which resells a substantial amount of goods for personal, family or household purposes.

6.9 Borrower's chief executive office is located at the address indicated above and Borrower covenants and agrees that it will not, during the term of this Agreement, without prior written notification to Bank, relocate said chief executive office.

6.10 Borrower further represents, warrants and covenants as set forth below:

     a. Borrower will not make any distribution or declare or pay any cash dividend to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire, repurchase, redeem or retire any such capital stock;

     b. Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California and in any other state in which it conducts its business and where the failure to so qualify would have a material adverse effect on Borrower;

     c. Borrower has the right and power and is duly authorized to enter into this Agreement; and

     d. The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower's articles of incorporation or by-laws.

6.11 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.

6.12    Borrower or Guarantor, as the case may be, shall promptly notify
Bank in writing of its acquisition by purchase, lease or otherwise of any after acquired property of the type included in the Collateral in an aggregate amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000) per year, with the exception of purchase of inventory in the ordinary course of business.

6.13 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or Guarantor, as the case may be, or any of its property have been paid, and shall hereafter be paid in full, before delinquency, except for any amounts that are the subject to good faith dispute by Borrower or Guarantor, as the case may be, and adequate reserves are established therefor to the reasonable satisfaction of Bank. Borrower or Guarantor, as the case may be, shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower or Guarantor, as the case may be, will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower or Guarantor, as the case may be, has made such payments or deposit. After an Event of Default occurs and is continuing, if Borrower or Guarantor, as the case may be, fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion, and without notice to Borrower or Guarantor, as the case may be, (I) make payment of the same or any part thereof; or (ii) set up such reserves in Borrower's or Guarantor's account, as the case may be, as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Banks shall constitute a Bank Expense and an additional advance to Borrower or Guarantor.

6.14 There are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except as heretofore specifically disclosed in writing to Bank. If any of the foregoing arise during the term of the Agreement, Borrower shall promptly notify Bank in writing.

6.15  a.    Borrower and Guarantor at their expense, shall keep and
maintain their assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower and Guarantor shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to the ownership and use of the Collateral and other assets of Borrower or Guarantor, respectively. All such policies of insurance shall be in such form, with such companies, and in such amounts customary in Borrower's or Guarantor's, as the case may be, business. Borrower and Guarantor shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of business interruption, public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties (Form 438-
BFU), and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Obligations owing to Bank.
 To secure the payment of the Obligations, Borrower and Guarantor grant Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower and Guarantor shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

     b. After the occurrence of an Event of Default and during the continuance thereof, Borrower and Guarantor hereby irrevocably appoint Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's or Guarantor's, as the case may be, attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower or Guarantor, as the case may be, on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower or Guarantor, as the case may be, will not cancel any of such policies without Bank's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower or Guarantor, as the case may be, as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days' written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower or Guarantor, as the case may be, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. After the occurrence of an Event of Default and during the continuance thereof, Bank, without waiving or releasing any Obligations or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.

6.16 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition since the submission of such financial information to Bank.

6.17    a.      Borrower at all times hereafter shall maintain a standard
and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be reasonably requested by Bank; permit upon reasonable prior notice Bank and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, Borrower's Obligations to Bank, Borrower's financial condition and the results of Borrower's operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.

     b. Borrower shall deliver to Bank within thirty (30) days after the end of each quarter, a company prepared balance sheet and profit and loss statement covering Borrower's operations, including actual results against Borrower's plan of operations and deliver to Bank within ninety (90) days after the end of each of Borrower's fiscal years a(n) CPA audited statement of the financial condition of Borrower for 1998 and thereafter, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement.

     c. In addition to the financial statements requested above, Borrower and Guarantor agree to provide Bank with the following schedules:

          X Accounts Receivable Aging Reports on a monthly basis within fifteen (15) days of month end.

          X Accounts Payable Aging Reports on a monthly basis within fifteen (15) days of month end.

          X      Inventory Reports on a monthly
                 basis within fifteen (15) days of month end.

          X      Formula Certificate on a monthly basis
                 within fifteen (15) days of month end.

          X Federal Tax Returns on an annual basis within thirty (30) days of filing with the Internal Revenue Service.

          X Backlog Reports on a quarterly basis within thirty (30) days of quarter end.

6.18 Borrower and Guarantor agree that Bank may upon reasonable prior notice perform accounts receivable audits at Bank's discretion, at the expense of Borrower.

6.19 Borrower shall maintain the following financial ratios and covenants on a consolidated basis to be tested on a quarterly basis:

     a. Effective Tangible Net Worth in an amount not less than Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000); to increase by seventy-five percent (75%) of net profit after tax on a semi-annual basis, measured as of January 31, 1999 and quarterly thereafter.

     b. A ratio of Current Assets to Current Liabilities of not less than 1.25:1.0.

     c. A quick ratio of cash plus securities plus Receivables to Current Liabilities not less than ___N/A_____.

     d. A ratio of Total Liabilities (less debt subordinated to Bank) to Effective Tangible Net Worth of less than 2.00:1.0.

     e. Net Income after taxes of not less than One Dollar ($1.00) for each of Borrower's fiscal years, with no losses in two (2) consecutive fiscal quarters and no losses in any one (1) fiscal quarter in excess of One Million and 00/100 Dollars ($1,000,000).

     f.      Cash Flow Coverage Ratio of not less than 1.50:1.0.

     g. Borrower shall not without Bank's prior written consent acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise in an aggregate amount that exceeds Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000) in any fiscal year.

     h. The obligations under this Agreement are cross-collateralized and cross-defaulted to all present and future indebtedness of Borrower to Bank.

     i. Borrower shall not merge with or acquire any entities without Bank's prior approval, which shall not be unreasonably withheld.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder.

6.20 Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may reasonably request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of or an event which constitutes or which will with the passage of time constitute an Event of Default under this Agreement.

6.21 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

6.22 Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any act brought by Bank to correct any default or Event of Default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.

6.23 Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower or Guarantor, as the case may be, shall give, or cause to be given, to Bank either now or hereafter.

6.24 Borrower shall keep all of its principal bank accounts with Bank and shall notify Bank immediately in writing of the existence of any other bank account, or any other account into which money can be deposited.

6.25 Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or becomes aware of information sufficient to give reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and
(d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

6.26 Borrower and Guarantor are now and shall at all times hereafter remain in compliance in all material respects with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.

6.27 Borrower shall pay commitment fees ("Commitment Fee" or "Commitment Fees") on the face amount of letters of credit issued under the Letter of Credit Subfeature in the amount of one and one quarter percent (1.25%) per annum.

6.28 Borrower shall pay an annual fee in the amount of Fifteen Thousand and 00/100 Dollars ($15,000), payable upon the execution hereof.

6.30    Borrower shall perform all acts reasonable necessary to ensure that Borrower and any business in which Borrower holds a majority interest become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. Borrower shall also use reasonable efforts to assure itself that all customers, suppliers and vendors of Borrower that are material to Borrower's business, become Year 2000
Compliant in a timely manner.   As used in this paragraph, "Year 2000
Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date-sensitive functions before, during and after the year 2000 in all material respects. Borrower shall, promptly upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this section as Bank may from time to time require.

7..     EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement and by Guarantor under the Guaranty:

     a. If Borrower or Guarantor, as the case may be, fails or neglects to perform, keep or observe any material term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, or the Guaranty, as the case may be, or any other present or future agreement between Borrower or Guarantor, as the case may be, and Bank;

     b. If any representation, statement, report or certificate made or delivered by Borrower or Guarantor, as the case may be, or any of their officers, employees or agents to Bank is not true and correct in all material respects;

     c. If Borrower or Guarantor, as the case may be, fails to pay when due and payable or declared due and payable, all or any portion of Borrower's Obligations (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise);

     d. If there is a material impairment of the prospect of repayment of all or any portion of Borrower's Obligations or a material impairment of the value or priority of Bank's security interest in the Collateral;

     e. If all or any of the assets of Borrower or Guarantor, as the case may be, are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee;

     f. If any Insolvency Proceeding is filed or commenced by or against Borrower or Guarantor, as the case may be;

     g. If any proceeding is filed or commenced by or against Borrower or Guarantor, as the case may be, for its dissolution or liquidation;

     h. If Borrower or Guarantor, as the case may be, is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

     i. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's or Guarantor's, as the case may be, assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of Borrower's or Guarantor's assets and the same is not paid on the payment date thereof;

     j. If a judgment or other claim becomes a lien or encumbrance upon any or all of the assets of Borrower or Guarantor, as the case may be;

     k. If Borrower or Guarantor, as the case may be, permits a default in any material agreement to which Borrower or Guarantor, as the case may be, is a party with third parties so as to result in an acceleration of the maturity of the indebtedness of Borrower or Guarantor, as the case may be, to others, whether under any indenture, agreement or otherwise;

     l. If Borrower or Guarantor, as the case may be, makes any payment on account of indebtedness which has been expressly subordinated to Borrower's Obligations or Guarantor's obligations, as the case may be, to Bank, if any, which isn't permitted in a subordination agreement signed by Bank;

     m. If any material misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower or Guarantor, as the case may be, or if any such warranty or representation is withdrawn by any officer or director;

     n. If any party subordinating its claims to that of Bank's or any guarantor of Borrower's Obligations dies (if a natural person) or terminates its subordination or guaranty, becomes insolvent or an Insolvency Proceeding is commenced by or against any such subordinating party or guarantor;

     o. If there is an aggregate change of ownership or control of more than fifty percent (50.00%) percent of the issued and outstanding stock of Borrower or Guarantor, as the case may be; or

     p. If any reportable event, which Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower or Guarantor, as the case may be, by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act ("ERISA"), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7.0, the aggregate amount of Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5.00%) of Borrower's Tangible Effective Net Worth.

Notwithstanding anything contained in Section 7.0 to the contrary, Bank shall refrain from exercising its rights and remedies and an Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Section 7.0 of this Agreement if, within thirty (30) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided that there is no fraud, or conversion of assets or other actions by Borrower to cause a dissipation of collateral value; and further provided, however, that if any such events occur, Bank shall not be obligated to make any advances to Borrower during any such thirty (30) day cure period.

8..     BANK'S RIGHTS AND REMEDIES

8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

     a. Declare Borrower's Obligations, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank;

     b. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

     c. Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral, and the Obligations of Borrower to Bank;

     d. Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

     e. Without limiting Bank's rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower's and Guarantor's labels, patents, copyrights, rights of use of any name, trade secret, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's and Guarantor's rights under all licenses and all franchise agreement shall inure to Bank's benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;


     f. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the Inventory;

     g. Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale;

     h. Bank shall give notice of the disposition of the Collateral as follows:

          (10     Bank shall give Borrower, Guarantor and each holder of
a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or the disposition is to be made;

          (20     The notice shall be personally delivered or mailed,
postage prepaid, to the addresses of Borrower and Guarantor appearing in this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower and Guarantor claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank;

          (30     If the sale is to be a public sale, Bank shall also
give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of this sale in a newspaper of general circulation in the county in which the sale is to be held; and

          (40     Bank may credit bid and purchase at any public sale.

     i. Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

     j. Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank's discretion, to any party who Bank believes, in good faith, is entitled to the excess; and

     k. Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of Section 9505 of the Uniform Commercial Code or an action under California Code of Civil Procedure
Section 726, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under Section 9105 of the Uniform Commercial
Code) or other accounts that Borrower maintains with Bank against the Obligations.

8.2 Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

9..     TAXES AND EXPENSES REGARDING BORROWER'S PROPERTY.

If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower's account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (I) an agreement by it to make similar payments in the future; or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.

10..    WAIVERS

10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower's Obligations constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Obligations and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

10.2 Borrower waives presentment, demand, protest, notice of protest, notice of default or dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, notice of payment and nonpayment, notice of any default, and all other notices, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable. Borrower agrees that no extension or indulgence to Borrower or release, substitution or nonenforcement of any security, or release or substitution of Borrower, any guarantor or any other party, whether with or without notice, shall affect the Obligations of Borrower. Borrower waives all defenses or right to discharge available under Section 3-605 of the Code and waives all other suretyship defenses or right to discharge.

10.3    Bank shall not in any way or manner be liable or responsible for
(a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause except for loss or damage caused by the gross negligence or willful misconduct of Bank; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of inventory shall be borne by Borrower or Guarantor, as the case may be.

10.4    BORROWER, GUARANTOR AND BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY
IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION HEREUNDER, OR CONTEMPLATED HEREUNDER, OR ANY OTHER CLAIM (INCLUDING TORT OR BREACH OF DUTY CLAIMS) OR DISPUTE HOWSOEVER ARISING BETWEEN BANK AND BORROWER.

10.5 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any terms, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank's right to later pursue such rights and remedies.


11..   ONE CONTINUING LOAN TRANSACTION; CROSS-COLLATERALIZATION; CROSS-DEFAULT.

All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower shall constitute one loan. All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement, and any other lending agreement between Bank and Borrower shall be secured by Bank's security interests in the Collateral, as defined in this Agreement, and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank. Notwithstanding the foregoing, to the extent that any other indebtedness may be secured by any real property collateral, such real property collateral shall not secure any Obligation hereunder. At Bank's option, a default or an Event of Default, as the case may be, under this Agreement shall be a default or an Event of Default, as the case may be, under the Term Note, the Term Loan Agreement, or under any other indebtedness to Bank now existing or existing in future between Bank and Borrower, and vice versa.

12..    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing.

13..    AUTHORIZATION TO DISBURSE

Bank is hereby authorized to make loans and advances hereunder to Borrower's account upon telephonic, facsimile or other instructions received from anyone purporting to be an authorized officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Obligations of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank's honor of, or failure to honor, any such instructions.

14..    DESTRUCTION OF BORROWER'S DOCUMENTS

Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

15..    CHOICE OF LAW

The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California, without regard to conflict of laws principles. The parties agree that all actions or proceedings arising in connection with this Agreement or the documents executed in connection herewith shall be tried and litigated only in the state and federal courts in the Northern District of California or the County of Santa Clara.

16..    GENERAL PROVISIONS

16.1 This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank at its Headquarters Office.

16.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent which shall not be unreasonably withheld and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their Obligations to Bank unless specifically so agreed in writing by Bank. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in, all or any part of, or any interest in Bank's rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business.

16.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

16.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. When permitted by the context, the singular includes the plural and vice versa.

16.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.6 This Agreement cannot be changed or terminated orally. Except as to currently existing Obligations owing by Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations, if any, with respect to the subject matter hereof, are merged into this Agreement.

16.7 The parties intend and agree that their respective rights, duties, powers liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

16.8 This Agreement is supplemented by the terms and conditions of that certain Term Loan Agreement and that certain Addendum A of even date herewith, attached hereto and made a part hereof. This Agreement supersedes that certain Revolving Credit Loan & Security Agreement (Accounts & Inventory) dated August 8, 1997, as amended from time to time thereafter, which shall be of no further force and effect.


IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Revolving Credit Loan & Security Agreement (Accounts & Inventory) to be executed as of the date first hereinabove written.


     BORROWER:   Business Resource Group


     By:

     Title:


     By:

     Title:


     Accepted and effective as of
     March 25, 1999


     Comerica Bank-California


     By:
     John M. Greene
     Title:  Vice President

                         ACKNOWLEDGMENT BY GUARANTORS


For good and valuable consideration, including, without limitation, the terms and conditions of the foregoing Amended and Restated Revolving Credit Loan and Security Agreement (Accounts and Inventory) (the "Agreement"), the undersigned hereby acknowledge and agree to the foregoing provisions of the Agreement, and agree to be bound thereby.

Address:                                        OFN, Inc.

2150 North First Street, Suite 101
San Jose, California 95131                      By:

                                                Title:


Address:                                        RN Acquisition Corp.

2150 North First Street, Suite 101
San Jose, California 95131                      By:

                                                Title:

                                  SCHEDULE A

                                Permitted Liens


1. UCC-1 Financing Statement executed by Borrower, providing for a security interest in favor of Winthrop Resources Corporation in certain collateral described therein, filed with the California Secretary of State, a copy of which is attached hereto as Schedule A1.

2. UCC-1 Financing Statement executed by Borrower, providing for a security interest in favor of Winthrop Resources Corporation in certain collateral described therein, filed with the Arizona Secretary of State, a copy of which is attached hereto as Schedule A2.

3. UCC-1 Financing Statement executed by Borrower, providing for a security interest in favor of Winthrop Resources Corporation in certain collateral identified therein, filed with the Texas Secretary of State, a copy of which is attached hereto as Schedule A3.

                                  SCHEDULE B

Business Resource Group, OFN, Inc. and RN Acquisition Corp. Locations and Landlords/Mortgagors

Location:                                  Landlord/Mortgagors:

1. Business Resource Group                 Orchard Properties
   2150 North First Street, Suite 101      2290 North First Street, Suite 300
   San Jose, CA  95131                     San Jose, CA  95131
   Telephone No. 408-325-3200              Telephone No. 408-922-0400
   Fax No. 408-325-3228                    Fax No. 408-922-0157
                                           Attention: Marni Bohlscheid


2. Business Resource Group                 Blue Jeans Equities West,
   1225 Battery Street, Suite 100          a California Partnership
   San Francisco, CA  94111                c/o Interland-Jalson
   Telephone No. 415-875-8300              201 Filbert Street
   Fax No. 415-875-8310                    San Francisco, CA  94111
                                           Fax No. 415-956-8097
                                           Attention: Michael D. Franklin


3.  Business Resource Group                Scottsdale Spectrum, L.L.C.
    6720 North Scottsdale Road             c/o Opus West Management
    Scottsdale, AZ  85253                  Corporation
    Telephone No. 602-367-5000             2415 East Camelback Road, Suite 840
    Fax No. 602-367-5001                   Phoenix, AZ  85016


4.  Business Resource Group                Breurig Commercial
    2811 McKineey Avenue, Suite 18         c/o 2811 McKinney Avenue
    Dallas, TX  75204                      Dallas, TX  75204
    Telephone No. 415 953-1233
    Fax No. 415 953-1112


5.  Office Furniture Networking            MBP Associates
    8060 Arjons Drive                      900 Fort Street Mall, Suite 1450
    San Diego, CA  92126                   Honolulu, Hawaii  96813
    Telephone No. 619-271-6500
    Fax No. 619-271-5190


6.  Re'Nu (RN Acquisition Corp)            Pera Valley View, Inc.
    14061 and 14027 Borate Street          c/o Reef Management Company
    Santa Fe Springs, CA  90670            1630 South Sunkist Street, Suite A
    Telephone No. 562-921-3130             Anaheim, California  92806
    Fax No. 562-921-7013


7.  Re'Nu (RN Acquisition Corp)            Adaya Asset Milroy, L.P.
    13720 Rosecrans Avenue                 c/o Investment Development Services
    Santa Fe Springs, CA  90670            P.O. Box 60990
    Telephone No. 562-921-3130             Los Angeles, CA  90060-0990
    Fax No. 562-921-7013


8.  Re'Nu (RN Acquisition Corp)            Blair Company
    1950 E. Edinger Avenue                 1946 E. Edinger Avenue
    Santa Ana, CA  92705                   Santa Ana, CA  92705
    Telephone No. 562-921-3130
    Fax No. 562-921-7013


9.  Re'Nu (RN Acquisition Corp)            Store and Lock
    3340 Sirius Avenue                     3350 Sirius Avenue
    Las Vegas, NV  89101                   Las Vegas, NV  89102
    Telephone No. 562-921-3130
    Fax No. 562-921-7013


10. Re'Nu (RN Acquisition Corp)            Ron-Don Enterprises
    4525 Sepulveda Blvd.                   5811 West 77th Place
    Sherman Oaks, CA  91403                Westchester, CA  90045-1707
    Telephone No. 562-921-3130
    Fax No. 562-921-7013


Third Party Warehouses/Delivery Services for Business Resource Group


1.  Connections
    14124 N.E. 186th Street
    Suite G
    Woodinville, WA  98072

2.  Friant
    4901 E. 12th Street
    Oakland, CA  94601



3.  Service West
    2121 E. 12th Street
    Oakland, CA  94606



4.  QAT
    880 N. 8th Street
    Suite B
    San Jose, CA  95112



5.  ADT
    P.O. Box 360194
    Milpitas, CA  95036



6.  Fine Gem
    620 Dubuque Avenue
    South San Francisco, CA  94080



7.  Cal Star
    2465 Verna Court
    San Leandro, CA  94577



8.  Beltmann Moving and Storage
    3925 West Adams Street
    Phoenix, AZ  85009
    602-484-7665
    Fax: 602-484-0185



9.  Interstate Systems Installation
    1150 West Alameda Drive, Suite 6
    Tempe, AZ  85282
    602/986-9392
    Fax: 602/986-9907



10. Precision Installation
    1302 West 23rd Street, Suite 116
    Tempe, AZ  85282
    602-968-9481
    Fax: 602-968-9482



11. Move Solutions
    1473 Terri Colony Court
    Dallas, TX  75212